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                                                                    Exhibit 99.1

PRESS RELEASE

Company Contact
Mary P. Sundeen
Executive Director, Corporate Communications
(240) 632-5533
(240) 372-7194
msundeen@genvec.com (mailto:msundeen@genvec.com)


GenVec, Inc. COMPLETES PRIVATE PLACEMENT OF COMMON STOCK

GAITHERSBURG, Maryland, December 21, 2001-- GenVec, Inc. (Nasdaq: GNVC) announced today the completion of a private placement of 3,582,000 shares of common stock that raised gross proceeds of approximately $13 million. The shares were purchased by funds managed by HealthCare Ventures.

We are pleased with this new financial commitment and the expanded flexibility it provides our company to continue our current development programs and to explore the development of additional product candidates, said Paul H. Fischer, GenVec's Chief Executive Officer.

The proceeds from the placement will be used to further GenVec's clinical development programs for TNFerade, which is being developed for use in the treatment of certain cancers, and AdPEDF, which is being developed for use in the treatment of certain kinds of blindness, particularly macular degeneration and diabetic retinopathy, and for general corporate purposes.

HealthCare Ventures based in Princeton, New Jersey, is exclusively devoted to capital formation for the healthcare industry. HealthCare Ventures (HCV) is among the largest venture capital funds in the world specialized in healthcare. HCV has formed many leading healthcare companies including MedImmune and Human Genome Sciences.

GenVec is a publicly held biotechnology company focused on the development and commercialization of gene-based therapies that produce medically beneficial proteins at the site of disease. The Company combines its patented gene transfer technologies with proprietary therapeutic genes to create product candidates, such as BioBypass angiogen for cardiovascular disease, TNFerade for cancer and AdPEDF for macular degeneration and diabetic retinopathy. Additional information on GenVec is available at its web site located at www.genvec.com (http://www.genvec.com), and in the Company's various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are

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typically identified by words or phrases such as "believe," "expect,"
"anticipate," "intend," "estimate," "assume," "plan," "outlook," "prospect," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical experience: risks relating to the early stage of product candidates under development, risks relating to GenVec's ability to identify and enter into agreements with potential collaborative partners, uncertainties relating to clinical trials, dependence on third parties, future capital needs, and risks relating to the commercialization, if any, of GenVec's proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks). GenVec's SEC reports identify additional factors that can affect forward-looking statements. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.